EXHIBIT 99.1

Contact:

Christopher J. Geberth	Carney Noensie
Vice President Finance	Investor Relations
Diomed Holdings, Inc.	Burns McClellan
(877) 434-6633 or (978) 824-1816	(212) 213-0006
investor-relations@diomedinc.com	cnoensie@burnsmc.com

Judge Rules for Diomed in '777 Patent Post Trial Hearing

Denies Defendants' Motion for New Trial

ANDOVER, Mass.--(BUSINESS WIRE)--May 22, 2007--Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced that U.S. District Judge Nathaniel M. Gorton ruled in favor of Diomed in today's post-trial hearing on Diomed's United States Patent Number 6,398,777 regarding the endovascular laser treatment of varicose veins.

At today's hearing, Judge Gorton considered pending motions by defendants AngioDynamics and Vascular Solutions for judgment as a matter of law or a new trial, and Diomed's motion for a permanent injunction. In his ruling, Judge Gorton:

-- Denied the defendants' motion for a new trial;

-- Denied the defendants' motion for judgment as a matter of law to overturn the jury verdict;

-- Denied the defendants' request to reduce the amount of the damages awarded by the jury; and

-- Ruled that Diomed is entitled to a permanent injunction against infringement by the defendants.

The judge requested that the parties attempt to resolve the specific wording of the Permanent Injunction. Absent agreement, the parties are to file papers on the issue within one week and the judge will promptly enter the Permanent Injunction thereafter.

In January 2004, Diomed commenced legal action in the United States Federal District Court for the District of Massachusetts against AngioDynamics, seeking injunctive relief and damages for infringement of Diomed's pioneering "777" patent. Diomed initiated similar infringement actions against Vascular Solutions and two other competitors later in 2004. In August 2006, Judge Gorton ruled that Diomed's '777 patent is both valid and enforceable and, in the trial ending on March 28, 2007, the jury found AngioDynamics and Vascular Solutions liable for both inducing infringement and contributory infringement of Diomed's patent, awarding Diomed a total of $12.4 million in damages. Today the parties have also stipulated to an amount representing prejudgment interest and post-judgment sales that will be added to the damages awarded by the jury.

"We were obviously pleased with the Judge's ruling on the post trial motions," stated James A. Wylie, Jr., President and Chief Executive Officer of Diomed Holdings, Inc. "Though we anticipate that the permanent injunction will be comprehensive, should the defendants attempt to sell any "work arounds," we would expect to demonstrate in a separate contempt of court hearing and upon successful completion of clinical studies, that the new products are not "colorably different" from their earlier products and therefore infringe Diomed's important '777 patent."

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.